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                                                                      EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-52265, 333-04835 and 333-64998 on Form S-3 and Registration Statement Nos. 333-09547, 333-33727, 333-39899, 333-87563 and 333-92252 on Form S-8 of Alaska
Air Group, Inc. and subsidiaries (the Company) of our report dated January 2, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the restatement of the Company's financial statements discussed in Note 16 and the change in the method of accounting for the deferral of revenue on miles sold under the mileage plan discussed in Note 15), appearing in this Annual Report on Form 10-K/A of Alaska Air Group, Inc. and subsidiaries for the year ended December 31, 2001.


/s/ DELOITTE & TOUCHE LLP



Seattle, Washington

January 9, 2003